Exhibit 10.69

SUBLEASE AGREEMENT

    THIS SUBLEASE AGREEMENT (the "Sublease") is made as of the 19th day of December, 2023 (the “Execution Date”) by and between INNOVATE CORP. (the "Sublessor") having an office at 222 Lakeview Avenue, Suite 1660, West Palm Beach, Florida 33401 and PALM BEACH CULTURAL INNOVATION CENTER INC. (the "Sublessee") a Florida not-for-profit corporation having an office at 70 Royal Poinciana Way, Suite P70, Palm Beach, Florida 33480.

WITNESSETH:

    WHEREAS, pursuant to that certain Indenture of Lease by and between RPP Palm Beach Property LP, as landlord (the "Prime Landlord"), and Sublessor, as tenant, dated as of November 1, 2021 (the "Original Prime Lease"), as amended by that certain Amendment No. 1 of Lease dated as of February 10, 2023 (the “Prime Lease First Amendment”) and Amendment No. 2 of Lease dated on or about the date hereof (the “Prime Lease Second Amendment”) (the Original Prime Lease, as amended from time to time, collectively, the "Prime Lease") Prime Landlord leased to Sublessor approximately 25,184 square feet of floor area (the "Premises") located in that certain shopping center commonly referred to as The Royal Poinciana Plaza located in the Town of Palm Beach, County of Palm Beach, State of Florida (the "Shopping Center"), as such Premises and Shopping Center are each more particularly defined and describing the Prime Lease; and

    WHEREAS, Sublessor desires to sublease the Premises to Sublessee, and Sublessee desires to sublease the Premises from Sublessor, and Prime Landlord has consented or will consent to such subleasing on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Subleasing of the Premises. Sublessor hereby subleases the Premises to Sublessee and Sublessee hereby subleases the Premises from Sublessor, upon and subject to all of the terms, covenants, rentals and conditions hereinafter set forth. The Premises shall also include any and all rights of Sublessor in and to the Outside Patio Area as described in Section 18.27 of the Prime Lease.

2.    Term.    This Sublease shall be in full force and effect from the date it has been executed by Sublessor and Sublessee and consented to by Prime Landlord. The term (the "Sublease Term") of this Sublease shall commence on December 19, 2023 (the "Commencement Date"), and expire at midnight on the day prior to the Expiration Date of the Prime Lease (the "Expiration Date"), unless sooner terminated as hereinafter provided.

3.    No Sublease Rent; Sublessor Responsible for Prime Lease Rent.

        (a)    Sublessee's sole consideration for this Sublease shall be Sublessee's assumption of Sublessor's obligation to complete Tenant's Initial Work under Section 4 hereinbelow, and Sublessor shall remain responsible, at its sole expense, for any and all charges attributable to the ownership, operation and maintenance of the Premises, Building and Property, including without limitation any and all real property taxes and assessments, insurance costs and expenses, and maintenance and repair of the Building and/or Common Areas.

        (b)    Sublessor and Sublessee hereby acknowledge and agree that, except as otherwise expressly set forth herein as an obligation of Sublessee, Sublessor shall be responsible, at its sole expense, for any and all base or minimum rent (including, without limitation, Minimum rent payments as defined in the Prime Lease), additional rent, costs, expenses and charges attributable to the leasing, occupancy, operation and maintenance of the Premises which may be assessed under the Prime Lease, including without limitation any and all real property taxes and assessments (including Taxes as defined in the Prime Lease, insurance costs and expenses, and common area maintenance costs (including, without limitation, Tenant's CAM Charge, as defined in the Prime Lease).

4.    Construction of Tenant's Initial Work.

    (a)    Sublessor and Sublessee hereby agree that Sublessee shall have all rights and responsibilities under the Prime Lease for completing Tenant's Initial Work subject to and in accordance with the terms and conditions of the Prime Lease. Sublessor hereby assigns, and Sublessee assumes, all of Sublessor's rights, privileges, duties and obligations under the Prime Lease which pertain to the construction and completion of Tenant's Initial Work. Sublessor agrees that Sublessee shall have the right, in its reasonable discretion, to contract with third parties to complete its obligations with respect to Tenant’s Initial Work hereunder.

    (b)    Sublessor hereby represents and warrants to Sublessee that Sublessor has fully paid any and all Design Costs (as described in Section 6(a) of the Prime Lease) which were due and payable to Prime Landlord prior to the Execution Date of this Sublease. Sublessee hereby agrees to be responsible for any and all Design Costs which Sublessor would be obligated to pay to Prime Landlord under Section 6(a) of the Prime Lease First Amendment which accrue from and after the Execution Date of this Sublease. Sublessor shall use best efforts to cause Prime Landlord to bill Sublessee directly for such Design Costs, or if such direct billing is not possible, to deliver any invoices received from Prime Landlord for such Design Costs within three (3) business days following Sublessor's receipt thereof.

        (c)    Sublessee hereby agrees to be responsible for all Upgrade Work Hard Costs, Below the Line Hard Costs and Certain Soft Costs, up to a maximum amount equal to the Upgrade Work Cap, all as defined and described in Section 6(c) of the Prime Lease First Amendment. Sublessor shall use best efforts to cause Prime Landlord to bill Sublessee directly for such costs associated with the Upgrade Work described in the foregoing sentence, or if such direct billing is not possible, to deliver any invoices received from Prime Landlord for such costs within three (3) business days following Sublessor's receipt thereof.

        (d)    Sublessor hereby unconditionally assigns to Sublessee any and all construction allowances or reimbursements, including without limitation the any portion of the Tenant Allowance, to which Sublessor may be entitled under the Prime Lease with respect to Tenant’s Initial Work. Sublessor shall pay any portion of the Allowance received by Sublessor to Sublessee within three (3) business days following Sublessor's receipt thereof.

        (e)    Sublessee hereby agrees that it shall be responsible for the Tenant's Obligations with respect to the FF&E Assets, as such terms are more particularly defined and described in Section 18.24 of the Prime Lease.

5.    Use or Premises. Sublessor and Sublessee acknowledge and agree that Sublessee shall have primary use of the Premises throughout the Sublease Term for the purpose of occupying and operating the Premises for the purposes permitted under the Prime Lease. Sublessor and Sublessee agree to negotiate in good faith with respect to any continued use of the Premises by Sublessor.

6.    Care, Surrender and Restoration of the Premises.

        (a)    During the Sublease Term, Sublessee shall be responsible for such maintenance, repair and replacement of the Premises as required of Sublessor under the Prime Lease.

        (b)    Upon the Expiration Date or sooner termination of this Sublease, Sublessee shall quit and surrender the Premises to Sublessor in the condition required for surrender under the Prime Lease.

        (c)    Sublessor agrees that any FF&E Assets paid for by Sublessee (“Sublessee FF&E”) shall be the sole property of Sublessee, subject, however, in all events to the terms and provisions of Section 18.24 of the Prime Lease as if the Sublessee FF&E were FF&E Assets thereunder and Subtenant were responsible for Tenant’s Obligations with respect to such Sublessee FF&E.

7.    Incorporation of Prime Lease; Recognition and Non-Disturbance.

        (a)    The terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements of the Prime Lease are incorporated into this Sublease by reference and made a part hereof as if herein set forth at length, and shall, as between Sublessor and Sublessee, constitute the terms of this Sublease, except to the extent that they do not expressly relate to the Premises or are expressly inapplicable to, or expressly modified or eliminated by, the terms of this Sublease. Sublessor and Sublessee each agree to observe and be bound by each and every covenant, condition and provision of the Prime Lease insofar as any such covenant, condition or provision affects the Premises or Sublessee's use thereof.

        (b)    Sublessor shall provide, or cause to be provided, all of the services and to perform any of the obligations required of Prime Landlord by the terms of the Prime Lease and whenever the consent of the Prime Landlord is required under the Prime Lease, and whenever the Prime Landlord fails to perform its obligations under the Prime Lease, Sublessor agrees to use its best efforts to obtain that consent or performance on behalf of Sublessee.

        (c)    Sublessor shall pay each installment of minimum rent, additional rent, and any other sum due under the Prime Lease when the same are due and payable under the terms of the Prime Lease and will duly observe and perform every term and condition of the Prime Lease, except to the extent that any failure to so pay or to observe or perform shall have directly resulted from any default by Sublessee hereunder.

        (d)    Sublessor further covenants and agrees: (a) not to terminate the Prime Lease voluntarily (including without limitation, the exercise of the Early Termination Right as described in Section 2 of the Prime Lease First Amendment), (b) not to modify or amend the Prime Lease so as to adversely and materially affect Sublessee's rights hereunder, and (c) to take all actions reasonably necessary to preserve the Prime Lease, including, without limitation, the valid and timely exercise of any options to renew or extend the Prime Lease. Sublessor and Sublessee each agree to refrain from any act or omission that would result in the failure or breach of any of the covenants, provisions, or conditions of the Prime Lease on the part of the tenant/lessee thereunder.

        (e)    Sublessor shall provide Sublessee a copy of any notice received by Sublessor under the Prime Lease, such notice to be delivered no later than three (3) business days after Sublessor's receipt of the same if such notice directly relates to this Sublease or impacts Sublessee's use or occupancy of the Premises. Sublessor will also give Sublessee a copy of any notice given by Sublessor under the Prime Lease concurrently with the delivery of such notice to Prime Landlord if such notice directly relates to this Sublease or impacts Sublessee.

        (f)    Prior to or simultaneously with the execution and delivery of this Sublease, Sublessor shall have obtained the written consent of Landlord to this Sublease in accordance with the terms of the Prime Lease (the “Consent”). Each of Sublessor and Sublessee agrees to execute and deliver such Consent and to be bound by the terms and provisions thereof.

8.    Sublessee's Obligations. Except as otherwise specifically provided herein, all acts to be performed and all of the terms and provisions to be observed by Sublessor, as Tenant under the Prime Lease shall be performed and observed by Sublessee.

9.    Sublessor's Default; Sublessee's Remedies.

    (a)    In the event Sublessor fails to perform on or before the required date for performance any obligation set forth in this Sublease or the Prime Lease to be performed by Sublessor or breaches any representation, warranty or covenant set forth herein, and such failure or breach continues for thirty (30) days after receipt by Sublessor of notice from Sublessee (or such additional period, if any, as may be reasonably required to cure the failure or breach if the same reasonably cannot be cured within a thirty (30) day period, provided Sublessor commences to cure within thirty (30) days after receipt of notice and thereafter diligently pursues such cure to completion), Sublessee may (i) terminate this Sublease, (ii) obtain such remedy or relief as may be available at law or in equity, or (iii) perform such obligations on behalf of Sublessor. Notwithstanding the foregoing, if such breach or failure is of an emergency nature (i.e., imminent material damage or injury to persons or property) and Sublessor fails to cure the same immediately upon notice from Sublessee, Sublessee may proceed to make such repairs as are reasonably necessary to protect persons or property. In the event Sublessee performs any of such obligations of Sublessor pursuant to the preceding sentence or clause (iii) above, Sublessor will, on demand, reimburse Sublessee for Sublessee's expenses incurred thereby. Each right and remedy of Sublessee provided for in this Sublease or now or hereinafter existing at law, in equity, by statute, or otherwise shall be cumulative and shall not preclude Sublessee from exercising any other rights or remedies available.

    (b)    Without limiting the foregoing, in the event this Sublease is terminated prior to the Expiration Date for any reason other than a default by Sublessee, then Sublessor shall be obligated to reimburse Sublessee for, and indemnify and hold Sublessee harmless from, any sums, costs, expenses or liabilities in connection with the recapture of any capital investment in the Premises payable to third party service providers of Sublessee including without limitation under any contracts entered into by Sublessee with third parties to complete its obligations with respect to Tenant’s Initial Work hereunder.

10.    Representations and Warranties; Broker.

        (a)    Each party represents and warrants to the other that it has the power and authority to enter into this Sublease, and that this Sublease is the valid and binding obligation of such party and is enforceable against it in accordance with its terms.

        (b)    Sublessor and Sublessee represent and warrant to each other that neither has dealt with any broker in connection with this Sublease. Sublessor and Sublessee shall indemnify the other against, and hold each other harmless from, any claim of, or liability to, any broker or any party with whom Sublessor or Sublessee shall have dealt in connection with this transaction or Sublease. Sublessor shall pay any commissions or fees that are payable to the Broker with respect to this Sublease, in accordance with the provisions of a separate commission contract.

11.    Indemnification. Sublessor shall indemnify, defend, protect, and hold Sublessee and its officers, directors, shareholders, partners, employees and representatives free and harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense, including, without limitation, reasonable attorneys' fees and disbursements, that is imposed or asserted by any third party, including Prime Landlord (collectively, “Claims”), to the extent arising from (a) any cause occurring in the Premises prior to the Commencement Date, (b) Sublessor's use and occupancy of the Premises prior to the Commencement Date, or (c) any obligation of Sublessor under the Prime Lease except to the extent any of the foregoing is caused or by the negligence or willful misconduct of Sublessee. Sublessee hereby agrees to indemnify and hold Sublessor harmless from and against any and all Claims asserted against Sublessor by (i) the Prime Landlord or any third party for failure of Sublessee to perform any of the covenants, agreements, terms, provisions or conditions contained in the Prime Lease, which, by the express terms of this Sublease, Sublessee is obligated to perform, (ii) the Prime Landlord or any third party for failure of Sublessee to perform any of the covenants, agreements, terms, provisions or conditions contained in this Sublease, and/or (iii) any person by reason of Sublessee's use and/or occupancy of the Premises, except to the extent any of the foregoing is caused or by the negligence or willful misconduct of Sublessor. The provisions of this Section shall survive the expiration or earlier termination of the Prime Lease and/or this Sublease.

12.    Quiet Enjoyment. As long as Sublessee performs and observes all of the obligations, terms and conditions contained herein and in the Prime Lease as herein incorporated, Sublessee shall peaceably and quietly have, hold and enjoy the Premises without hindrance, ejection, molestation, or interruption by or from Sublessor.

13.    Insurance. Sublessee shall obtain and keep in full force and effect during the Sublease Term with regard to the Premises, at its sole cost and expense, commercial general public liability insurance, property damage insurance, and fire and extended coverage insurance and any other insurance coverage required to be obtained by Sublessor, as tenant under the Prime Lease, and such insurance coverage shall be in the nature and amounts set forth therein and otherwise be in accordance with the requirements set forth in the Prime Lease. Such insurance policies shall name Sublessee, Sublessor and Prime Landlord (and its reasonable designees) as insureds thereunder. Nothing contained herein shall be construed to relieve Sublessor's responsibility to carry any and all insurance it is required to carry, as tenant, under the Prime Lease, and any such insurance policies shall name Sublessee as an additional insured or loss payee (as its interests may appear), as applicable, thereunder.

14.    Waiver of Subrogation. Sublessor and Sublessee hereby waives any and all rights of recovery against the other and its officers, agents, employees, or representatives, for the loss, damage, or injury to property arising from any event which is covered by insurance against fire, vandalism, malicious mischief, and extended coverage, and such other perils as are from time to time included in the "all risk" insurance policy(ies) carried by Sublessor and Sublessee pursuant to this Sublease, provided that such waiver shall apply only to the extent of any recovery by the injured party under such insurance. Sublessor and Sublessee, on behalf of its respective insurance companies hereby waives, to the extent of any recovery under any such insurance policies, any right of subrogation that one may have against the other. Each party hereto shall use commercially reasonable efforts to cause its respective insurance policies to contain endorsements evidencing such waivers of subrogation.

15.    Notices. All notices or other required communications hereunder shall be in writing and shall be deemed duly given when delivered in person (with receipt therefore), or if sent by a nationally recognized overnight courier service or deposited in the United States mail by certified or registered mail, return receipt requested, postage prepaid, to the below addresses. Any such notices or other required communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or three (3) business days after it shall have been mailed as provided in this Section 15, whichever is earlier.

(a)     if to Sublessee:    Palm Beach Cultural Innovation Center, Inc.
                70 Royal Poinciana Way
                Suite P70
                Palm Beach, Florida 33480

    With a copy to:    Woods Oviatt Gilman LLP
1900 Bausch & Lomb Place
Rochester, New York 14604
Attention: Mitchell S. Nusbaum, Esq.

(b)    if to Sublessor:    Innovate Corp.
295 Madison Avenue, 12th Floor
New York, New York 10017
Attention: Chief Executive Officer

(c)     if to Prime Landlord:    RPP Palm Beach Property LP
c/o WS Asset Management, Inc.
33 Boylston Street, Suite 3000
Chestnut Hill, Massachusetts 02467

        With a copy to:    Goulston & Storrs PC
                    400 Atlantic Avenue
                    Boston, Massachusetts 02110
                    Attention: WS - RPP

In addition, with respect to any notice intended for Prime Landlord, Tenant agrees, simultaneously with sending such notice in accordance with the terms and provisions set forth above, to send a copy of such notice to Landlord at  LegalNotices@WSDevelopment.com. Sublessee shall promptly after receipt thereof, furnish to Sublessor by hand delivery a copy of any notice, demand or other communication received from Prime Landlord with respect to the Premises.

16.    Miscellaneous.

        (a)    This Sublease may not be extended, renewed, terminated (other than in accordance with the terms hereof), or otherwise modified except by an instrument in writing signed by the party against whom enforcement of any such modification is sought.

        (b)    It is understood and agreed that all understandings and agreements heretofore had between the parties hereto are merged in this Sublease, which alone fully and completely expresses their agreement. This Sublease has been entered into after full investigation, neither party relying upon any statement, representation or warranty made by the other not embodied in this Sublease.

        (c)    Unless otherwise specifically defined in this Sublease, capitalized terms utilized in this Sublease will have the meaning ascribed to such terms in the Prime Lease.

        (d)    The section headings appearing herein are for purposes of convenience only and are not deemed to be a part of this Sublease.

        (e)    The provisions of this Sublease shall be governed by and construed in accordance with the laws of the State of Florida.

        (f)    Time is of the essence as to the obligations contained in this Sublease.

        (g)    Sublessor and Sublessee each hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other in connection with any matter arising out of or in any way connected with this Sublease, Sublessee's use or occupancy of the premises, and/or any claim for injury or damage.

        (h)    Sublessor and Sublessee each hereby agree that a memorandum of this Sublease may be recorded by either party, at the requesting party's expense, provided that, upon the expiration or earlier termination of the Sublease, the parties agree to cause a termination of such Memorandum of Sublease to be recorded promptly (and in all events within thirty (30) days of said expiration or earlier termination) in the real property records of Palm Beach County. In no event shall such Memorandum of Sublease set forth the rental or other charges payable by either party; and any such Memorandum shall expressly state that it is not intended to vary the terms and conditions of this Sublease and that in all events that this Sublease is subject and subordinate to the Prime Lease Consent.

(i)    To facilitate execution, this Sublease may be executed in as many counterparts as may be convenient or required. It shall not be necessary the signature of, or on behalf of each party, or the signature of all persons required to bind any party, appear on each counterpart. All counterparts collectively constitute a single document. A fully executed facsimile or scanned copy (PDF) of this Lease by electronic file transmission, by electronically imaged signatures provided by DocuSign or any other digital signature provider, or by original manual signature, regardless of the means or any variation in pagination or appearance, shall be effective as an original.

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    IN WITNESS WHEREOF, this Sublease has been duly executed as of the day and year first above written.

SUBLESSOR:

INNOVATE CORP.

By:	/s/ Michael Sena
Name:	Michael Sena
Its:	Chief Financial Officer

SUBLESSEE:

PALM BEACH CULTURAL INNOVATION CENTER INC.

By:	/s/ Jill Glazer
Name:	Jill Glazer
Its:	President